Exhibit 4.6

AMENDMENT NO. 1

TO

WARRANT AGREEMENT

This AMENDMENT NO. 1 TO WARRANT AGREEMENT, dated as of April 14, 2025 (this “Amendment”), is made by and between Hennessy Capital Investment Corp. VI, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 28, 2021 (the “Existing Warrant Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Existing Warrant Agreement);

WHEREAS, the Company, Namib Minerals, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), Midas SPAC Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“SPAC Merger Sub”), Cayman Merger Sub Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Company Merger Sub”), and Greenstone Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Greenstone”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which the parties thereto will enter into a business combination transaction (the “Business Combination”), pursuant to which, (a) Company Merger Sub will merge with and into Greenstone (the “Company Merger”), with Greenstone being the surviving entity of the Company Merger and becoming a wholly-owned subsidiary of PubCo; and (b) immediately following the Company Merger, SPAC Merger Sub will be merge with and into the Company (the “SPAC Merger” and, together with the Company Merger, the “Mergers” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with the Company being the surviving entity of the SPAC Merger and becoming a wholly-owned subsidiary of PubCo; and

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that modifications and amendments to the Existing Warrant Agreement that amend the terms of the Private Placement Warrants shall require the vote or written consent of the Registered Holders of at least a majority of the number of the outstanding Private Placement Warrants, which written consent has been obtained for this Amendment as evidenced by the respective signature pages of the Registered Holders of Private Placement Warrants attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Section 2.6 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“2.6 Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants.”

2.	Section 3.2 of the Existing Warrant Agreement is hereby amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) as set forth below:

“3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction, involving the Company and one or more businesses (a “Business Combination”), and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of: (w) the date that is five (5) years after the date on which the Company completes its initial Business Combination, (x) the liquidation of the Company in accordance with the Company’s certificate of incorporation, as amended from time to time, if the Company fails to consummate a Business Combination, and (y) ~~other than with respect to the Private Placement Warrants,~~ the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) ~~(other than with respect to a Private Placement Warrant, except as set forth in Section 6 below)~~ in the event of a redemption (as set forth in Section 6 hereof), each Warrant ~~(other than a Private Placement Warrant in the event of a redemption, except as set forth in Section 6 below)~~ not exercised on or before the Expiration Date shall become null and void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants, and, provided further that any such extension shall be identical in duration among all the Warrants.”

3.	Section 3.3.1(c) of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally omitted.]”

4.	Section 5.2 of the Existing Warrant Agreement is hereby amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) as set forth below:

“5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend ~~(as in the case of the Private Placement Warrants)~~, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.”

5.	Section 6.1 of the Existing Warrant Agreement is hereby amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and adding the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth below:

“6.1 Redemption of Warrants for Cash. ~~Subject to Section 6.4 hereof, not~~Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the closing price of the Common Stock reported has been at least $18.00 per share (the “Redemption Trigger Price”; subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days, within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below).”

6.	Section 6.4 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally omitted.]”

7.	The first paragraph of Section 6.5 of the Existing Warrant Agreement is hereby amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and adding the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth below:

“6.5. Redemption of Warrants for $0.10. ~~Subject to Section 6.4 hereof, not~~Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 above, at a Redemption Price of $0.10 per Warrant, provided that the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) ~~and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants~~. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.5, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.5) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.5, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Common Stock for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.5 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.5, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.”

8.	Section 7.4.2 of the Existing Warrant Agreement is hereby amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) as set forth below:

“7.4.2 Cashless Exercise at Company’s Option. If the shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, require holders of ~~Public~~ Warrants who exercise ~~Public~~ Warrants to exercise such ~~Public~~ Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1 and (i) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary or (ii) if the Company does not so elect, the Company agrees to use its reasonable best efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the ~~Public~~ Warrant under the blue sky laws of the state of residence of the exercising ~~Public~~ Warrant holder to the extent an exemption is not available.”

9.	The reference to “(the “Warrant Agreement”)” in Exhibit A to the Existing Warrant Agreement contained in the first paragraph under the heading “[Reverse]” is hereby deleted in its entirety and replaced with the following reference:

“(as amended, the “Warrant Agreement”)”

10.	The following paragraph of Exhibit A to the Existing Warrant Agreement under the heading “Election to Purchase” is hereby deleted in its entirety:

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(d) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(d) of the Warrant Agreement.

11.	Effectiveness of this Amendment. This Amendment shall become effective as of immediately prior to (and is contingent upon) the closing of the Transactions.

12.	Full Force and Effect. Except as expressly amended hereby, the Existing Warrant Agreement shall remain in full force and effect.

Counterparts; Electronic Signatures. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same authority, effect, and enforceability as an original signature and shall be considered irrevocable originally executed counterparts of this Amendment.

14.	Governing Law. This Amendment shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HENNESSY CAPITAL INVESTMENT CORP. VI

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO WARRANT AGREEMENT]

Written Consent to this Amendment by the Registered Holder of a Private Placement Warrant:

By signature below, the Registered Holder of a Private Placement Warrant hereby consents to this Amendment:

Name:

By:
Name:
Title:
Number of Private Placement Warrants:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO WARRANT AGREEMENT]